Exhibit 23.8
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-128397 of Nuance Communications, Inc. (formerly known as ScanSoft, Inc.) on Form S-3 of our report dated March 15, 2005, relating to the consolidated financial statements and financial statement schedule of the former Nuance Communications, Inc., as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 appearing in the Form 8-K of Nuance Communications, Inc. (formerly known as ScanSoft, Inc.) dated September 15, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP

San Jose, California
February 16, 2006